Exhibit (d)

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as of June 5, 2009, by and among KCPS Satellite Communications, Limited Partnership, an Israeli limited partnership with offices at 1 Azrieli Center, Tel Aviv (“KCPS”) and the shareholders of Gilat Satellite Networks Ltd. (the “Company”) listed on Schedule 1 hereto (together, the “York Group”). KCPS and the members of the York Group listed on Schedule 1 shall be referred to herein together as the “Parties” and each as a “Party”.

WITNESSETH:

        WHEREAS, the Parties wish to make certain arrangements relating to the voting of shares of the Company;

        NOW, THEREFORE, the Parties agree as follows:

1.	Shares Subject to this Agreement. This Agreement shall apply to any and all shares of the Company that are held by any of the Parties or by any entity controlled by, controlling or under common control with such Party from time to time during the term of this Agreement (the “Shares”).

2.	Appointment of Directors. It is the Parties’ intent to consult and coordinate with respect to the election of members of the Board of Directors of the Company. In the event that a Party hereto is advised by its legal counsel that performing an undertaking pursuant to this Section 2 compromises or might have the effect of compromising such Party’s fiduciary duties to its respective investors or violate or potentially violate any law applicable to it, such Party shall not be bound by the undertaking pursuant to this Section 2.

3.	Consultation on Other Matters. The Parties undertake to consult prior to any regular or special meeting of the shareholders of the Company about their voting on other matters not covered by Section 2 above.

4.	Cooperation. Each Party shall (a) cooperate and use reasonable efforts to assist each other, (b) promptly provide such information (including, without limitation, any change in the number of Shares beneficially owned by such Party or any entity controlled by, controlling or under common control with such Party) to each other and (c) execute and deliver such additional agreements and other documents (including, without limitation, any joint filing agreement), in each case, as may be reasonably required in order to comply in a timely manner with disclosure and other requirements under applicable law, including, without limitation, the U.S. Securities Exchange Act of 1934, as amended.

5.	No Third Party Rights. Except as expressly provided in this Agreement, this Agreement is not intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities hereunder.

6.	Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

7.	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be hand delivered or sent by reliable overnight courier, fax or sent prepaid registered or certified mail, return receipt requested, addressed to the other Party at the address specified in Schedule 1 attached hereto or otherwise herein. Such notice shall be deemed to have been given upon hand delivery, four (4) business days after deposit with an overnight courier, upon confirmed transmission by fax or ten (10) business days following mailing by certified or registered mail.

8.	Term. This Agreement shall be effective as of the successful closing of the special tender offer to be commenced by KCPS on June 8, 2009 and may be terminated by KCPS or the York Group at any time following the 2009 annual meeting of shareholders of the Company upon thirty (30) days’ written notice to the York Group or to KCPS, respectively.

9.	Entire Agreement. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter, and constitutes (including the documents and instruments referred to herein) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

10.	Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of all Parties.

11.	Assignments. Neither Party may assign any of its rights under this Agreement, without the prior consent of the other Parties.

12.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.

14.	Dispute Resolution.

        (a) All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by three arbitrators appointed in accordance with the ICC Rules in effect at the time of application. The language of the arbitral proceedings shall be English. The place of arbitration shall be Israel. The fees of the arbitrator(s) and other costs (not including attorneys’ fees and expenses) incurred by the parties in connection with such arbitration shall be paid by the party which is unsuccessful in such arbitration. The decision of the arbitrator(s) shall be final and binding upon all Parties. Judgment or enforcement of any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

        (b) Notwithstanding the provisions of Section 14(a), any Party may bring an action or special proceeding in any court of the State of Israel for specific performance, for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder or enforcing an arbitration award.

15.	Counterparts; Electronic and Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic or facsimile signature by any party on a counterpart of this Agreement shall be binding and effective for all purposes.

IN WITNESS WHEREOF the parties have signed this Voting Agreement as of the date first hereinabove set forth.

YORK GROUP:

YORK CAPITAL MANAGEMENT, L.P. By: Dinan Management, L.L.C., its General Partner By: /s/ Adam J. Semler —————————————— Name: Adam J. Semler Title: Chief Financial Officer	YORK CREDIT OPPORTUNITIES MASTER FUND, L.P.

By: York Credit Opportunities Domestic Holdings, LLC,
        its General Partner

By: /s/ Adam J. Semler
——————————————
Name: Adam J. Semler
Title: Chief Financial Officer

YORK INVESTMENT MASTER FUND, L.P. By: Dinan Management, L.L.C., its General Partner By: /s/ Adam J. Semler —————————————— Name: Adam J. Semler Title: Chief Financial Officer	YORK CREDIT OPPORTUNITIES FUND, L.P. By: York Credit Opportunities Domestic Holdings, LLC, its General Partner By: /s/ Adam J. Semler —————————————— Name: Adam J. Semler Title: Chief Financial Officer

PERMAL YORK LIMITED By: JGD Management Corp., its Investment Manager By: /s/ Adam J. Semler —————————————— Name: Adam J. Semler Title: Chief Financial Officer

KCPS: KCPS SATELLITE COMMUNICATIONS, LIMITED PARTNERSHIP By: KCPS Satellite Holdings Ltd., its General Partner By: /s/ Gilad Shavit —————————————— Name: Gilad Shavit Title: Director

SCHEDULE 1

SHAREHOLDERS

Name	Address

York Capital Management, L.P.	c/o York Capital Management
767 Fifth Avenue, 17th Floor
New York, New York 10153

York Investment Master Fund, L.P.	c/o York Capital Management
767 Fifth Avenue, 17th Floor
New York, New York 10153

York Credit Opportunities Fund, L.P.	c/o York Capital Management
767 Fifth Avenue, 17th Floor
New York, New York 10153

York Credit Opportunities Master Fund, L.P.	c/o York Capital Management
767 Fifth Avenue, 17th Floor
New York, New York 10153

Permal York Limited	c/o York Capital Management
767 Fifth Avenue, 17th Floor
New York, New York 10153